InforMedix
Real Time Medical Management and Patient Communications

February 22, 2006

Arthur T. Healey, CPA, JD
23111 Birch Mead Road
Clarksburg, MD 20871

Dear Art:

The purpose of this Letter Agreement ("Agreement") is to confirm the terms of our agreement with you for the termination of your employment relationship with InforMedix, Inc. ("InforMedix" or the "Company").

1. **Termination.** Your employment with InforMedix will terminate effective March 15, 2006 (the "Termination Date"). However, in the event that the Company is unable to complete the annual audit and file the Form 10-KSB by March 15, 2006, the Company may extend the termination date until the date the Form 10-KSB is completed or March 30, 2006, whichever is earlier. The purpose of this extension would be to assure the timely completion of the Annual Form10-KSB filing but, not to provide additional time to handle day to day issues such as vendor payables, transactions, accounting, billing and collecting, etc. which should be the sole responsibility of the Company after March 15th.

2. **Severance Pay.** In exchange for the covenants and release set forth in this Agreement, InforMedix agrees to pay to you $50,000.00 ("the Severance Amount"), from which shall be deducted all state and federal income and welfare taxes and other mandatory deductions under applicable laws ("Applicable Deductions"), payable to you in bi-monthly (two times per month) installments of $6,250.00 for a period of four months.

3. **Unused Vacation.** The Company will pay you for 10 days of accrued and unused vacation in the amount of $5,769.23 to be paid upon termination.

4. **Reimbursement of Expenses.** The Company will also reimburse you for all unreimbursed business-related expenses to be paid upon termination provided that you provide adequate documentation including receipts.

5. **Health Care Benefit.** The Company will also continue to pay your bi-monthly healthcare benefit payment of $207.50 for a period of four months from the date of termination.

6. **Acceleration and Extension of Options.** All of your outstanding stock option agreements listed in Exhibit A shall be amended to provide that each shall be 100% vested as of the date of termination and that the exercise period shall be extended to three years from the date of termination. It is understood by you that the effect of this change shall be to treat all options possessed by you as Nonqualified Stock Options ("NQSO's).

7. **Mutual Covenants to Use Best Efforts and to Work in Good Faith.** The parties agree to use their respective best efforts to assure a smooth transition of personnel to manage the finance function and to support the timely filing of the Form 10-KSB, the completion of the audit, and the holding of the Annual Shareholder Meeting.

8. **Permission to Take Short Leaves.** The Company agrees to allow you to take short leaves of time from the office from time to time as necessary to go on interviews, and will work with you in good faith to accommodate any other reasonable requests made in order to support you in finding a new position provided they do not interfere with the accomplishment of the main objectives of completing the audit, 10K, Annual Shareholder meeting, or PIPE Offering.

9. **Release of Claims.**

(a) You hereby agree and acknowledge pursuant to this Agreement, that you are waiving and releasing your right to assert any form of claim whatsoever against the Company, its officers, directors, employees, representatives and agents acting in those capacities (the "Released Parties"), for any alleged action, inaction or circumstance, known or unknown, existing or arising at any time through the date on which you execute this Agreement by signing and returning it. Your waiver and release is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as "Claims") against the Released Parties seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever against the Released Parties, for any alleged action, inaction or circumstance, known or unknown, existing or arising at any time prior to and through the Execution Date.

(b) Notwithstanding the foregoing, this Paragraph 9 does not release InforMedix from any obligation expressly set forth in this Agreement.

10. **Confidentiality**. You covenant and agree that, except with InforMedix's prior consent, you will keep confidential and not disclose either the existence or terms of this Agreement, provided, however, you may disclose information relating to this Agreement to your immediate family, accountant, attorneys and taxing authorities and pursuant to a lawful subpoena or other legal compulsion served on you.

11. **Non-Disparagement; Press Release.** You agree that you will not disseminate or publish, or cause anyone else to disseminate or publish in any manner, disparaging, defamatory or negative remarks or comments about InforMedix or its

present or past directors, officers, or employees. You and InforMedix will mutually agree on the timing and content of all press releases and public announcements made by InforMedix regarding the termination of your employment and this Agreement. The parties agree to work in good faith to portray the separation as mutual and amicable.

12. Non-Admission of Liability. We have entered into this Agreement to effect a mutually acceptable termination of our employment relationship and any disputes between us. In so doing, neither InforMedix nor you admit or acknowledge in any way, any wrongdoing or misconduct.

13. Continued Protection of InforMedix's Confidential Information and Trade Secrets / Non-Competition.

(a) You expressly agree to and acknowledge that:

(i) Upon request by InforMedix, you will either return or destroy all notes or other documents (in whatever form or medium) that relate to InforMedix Confidential Information that were made or compiled by you in the course of, or relating to, your employment with the Company, or that were made available to you while employed by the Company (and any copies thereof, including computer data or files) and all other Company property.

ii) The terms and conditions of Section 3 (Intellectual Property) of the Employment Agreement dated October 23, 2003, between you and the Company and any other confidentiality or non-disclosure agreement you have with the Company will remain in effect pursuant to their respective terms.

(iii) You hereby agree to be bound by the non-competition and non-solicitation covenants set forth on Exhibit B hereto.

(b) In the event you breach any of the covenants in this Section 9, in addition to any other remedies the Company may have, the Company shall be entitled to obtain temporary, preliminary, and/or permanent injunctive relief, or any other equitable remedy which then may be available.

14. Governing Law/Interpretation/Enforceability. This Agreement shall be deemed to have been made in Maryland, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Maryland, without giving effect to conflict of law principles. You agree that any dispute between us regarding this Agreement shall first be addressed by mediation entered into in good faith, and only if the dispute cannot be satisfactorily resolved by mutual agreement through mediation may one of us maintain an action for breach of this Agreement or otherwise to enforce this Agreement. Such action shall be

filed and maintained only in a court in the state of Maryland with subject matter jurisdiction thereof and that you and InforMedix each agree to submit to, and not to contest, the personal jurisdiction of such court in any such action. You and InforMedix further agree that in the event mediation is not successful, any action, demand, claim or counterclaim shall be resolved by a judge alone, and each of us hereby waives and forever renounces the right to a trial before a civil jury.

15. **Entire Agreement; Severability**. This Agreement, including the Stock Options and Stock Plans, sets forth the entire understanding between you and InforMedix, and fully supersedes any and all prior agreements or understandings between us pertaining to the subject matter of this Agreement, including the Employment Letter entered into between you and Informedix dated October 23, 2003. You and InforMedix each agree and acknowledge that in deciding to enter into this Agreement we are not relying on any statements, representations, or promises other than those contained herein. This Agreement may not be modified except by a writing, which has been signed by each of us. The terms of this Agreement are several, and if for any reason any part hereof shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full.

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this letter to me.

Very truly yours,

InforMedix, Inc.

[signature]

By: Bruce A. Kehr, MD.
Chairman and CEO

ACCEPTED AND AGREED TO:

[signature]
Arthur T. Healey

Dated: 2/27/2006

Exhibit A

Stock Option Agreements

Type	Date of Grant	Plan	# Options Granted	Exercise Price	Original Vesting Dates	Vesting Amount
ISO	8-May-03	**2003**	112,500	$ 1.00	6/302003	37,500
					6/302004	37,500
					6/302005	37,500
NQSO	21-Jan-04	N/a	62,500	$ 1.00	1/21/2004	62,500
NQSO	21-Jan-04	N/a	10,900	$ 0.37	1/21/2004	10,900
ISO	24-Sep-04	**2004**	114,100	$ 0.32	6/302005	28,525
					6/302006	28,525
					6/302007	28,525
					6/302008	28,525
ISO	24-Jan-05	**2004**	150,000	$ 0.30	1/24/2006	50,000
					1/24/2007	50,000
					1/24/2008	50,000
Total			450,000			450,000

Exhibit B

Non-Competition and Non-Solicitation Covenants

Non-Compete. You agree that during the period of twelve (12) months ending March 15, 2007 (the "Restriction Period") you will not enter the employ of, directly or indirectly, or serve as an officer, director, employee, consultant, owner, partner, stockholder, agent, or in any other capacity, of or for, any person, company, or entity (each a "Person") that (i) owns, controls, manufactures, provides, sells, leases, markets, licenses, and/or distributes devices and/or products that hold or provide medication, and/or devices, products and/or programs that prompt for, or ascertain medication compliance or capture data in clinical trials or (ii) is in the business of developing devices that are used for prompting patients to follow a protocol and/or record patient data in the clinical trial or disease management market Your ownership of shares representing less than 5 percent of the outstanding voting securities of a publicly traded corporation shall not be deemed to violate this covenant.

Non-Solicitation of Employees. During the Restriction Period, you shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within three (3) months prior to the date of such solicitation was, an employee of the Company or any of its affiliates. This prohibition is not intended to restrict other contact by you with such employees.